Exhibit 10.6
Notice of Performance Unit Grant

Name [Associate Name]	Employee ID [EEID]
Date of Grant [Grant Date]	Number of Performance Units Granted [Grant Amount]
Performance Unit Grant
You have been granted the number of Performance Units listed above in recognition of your expected future contributions to the success of J. C. Penney Company, Inc. (“Company”). This Performance Unit grant is a “target” award, which means that the number of Performance Units you will actually receive under this grant may increase or decrease based on the Company’s actual results for each Performance Cycle in the Payout Matrix established by the independent members of the Board of Directors (“Board”) and set out below. Unless otherwise noted, this grant is subject to all the terms, rules, and conditions of the 2014 J. C. Penney Company, Inc. Long-Term Incentive Plan (“Plan”) and the implementing resolutions (“Resolutions”) approved by the Human Resources and Compensation Committee of the Board (“Committee”). Capitalized terms not otherwise defined herein shall have the respective meanings assigned to them in the Plan and the Resolutions, as applicable.

Definitions
Payout Matrix - The Payout Matrix is established by the independent members of the Board at the beginning of the applicable Performance Cycle and describes the percentage of units you will earn based on attainment of the applicable Performance Measure, as described in the Payout Matrix, for the Performance Cycle.

Performance Units - The performance units granted under this program are restricted stock units with both performance-based and time-based vesting features. Each performance unit shall at all times be deemed to have a value equal to the then-current fair market value of one share of J. C. Penney Company, Inc. Common Stock of 50¢ par value (“Common Stock”). You can earn from 25% to 200% of the units granted based on the Company’s actual results for each Performance Cycle, provided the threshold has been met.

Performance Cycle - Each Performance Cycle will be a one year period that relates to the Company’s 2015, 2016, and 2017 fiscal years, respectively.

Performance Measure - The Company’s Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA). EBITDA will be defined as earnings before interest, taxes, depreciation, and amortization excluding (i) pension expense under the J. C. Penney Corporation, Inc. Pension Plan, (ii) bonus payments, (iii) real estate and other, (iv) restructuring and management transition charges, (v) impairments, and (vi) asset sales.

How Your Actual Performance Units are Determined
The actual number of Performance Units, if any that are credited to your account will be based on the Performance Measure for each Performance Cycle. The Payout Matrix shown below indicates the percentage of Performance Units that you can actually earn for the EBITDA results actually attained. Within 2½ months after the end of the Performance Cycle the independent members of the Board of Directors will certify the number of Performance Units, if any, that you are eligible to receive for the Performance Cycle based on the Payout Matrix, and subject to the discretion of the independent members of the Board to reduce the number of Performance Units you earn, will determine the total number of Performance Units awarded to you for the Performance Cycle.

Payout Matrix

	Threshold (25% Payout)	Target (100% Payout)	Max (200% Payout)
2015	[Threshold EBITDA]	[Target EBITDA]	[Max EBITDA]
2016	[Threshold EBITDA]	[Target EBITDA]	[Max EBITDA]
2017	[Threshold EBITDA]	[Target EBITDA]	[Max EBITDA]
The payout percentage between threshold and maximum will be evenly interpolated

Vesting of Your Credited Performance Units
The actual Performance Units earned for each Performance Cycle will fully vest, and the restrictions on your Performance Units will lapse on the third anniversary of the Date of Grant (the “Vest Date”), provided you remain continuously employed by the Company through the Vest Date (unless your Employment terminates due to your Retirement, Disability, death, job restructuring, reduction in force, or unit closing). 100% of your vested Performance Units will be distributed to you in shares of Common Stock on the third anniversary of the Date of Grant.

Dividend Equivalents
You shall not have any rights as a stockholder until your Performance Units vest and you are issued shares of Common Stock in cancellation of the vested Performance Units. If the Company declares a dividend, you will accrue dividend equivalents on earned Performance Units that have been credited to your account in the amount of any dividend declared on the Common Stock. Dividend equivalents shall continue to accrue until your Performance Units vest and you receive actual shares of Common Stock in cancellation of the vested Performance Units. The dividend equivalents shall be credited as additional Performance Units in your account to be paid in shares of Common Stock on the Vest Date along with the Performance Units to which they relate. The number of additional Performance Units to be credited to your account shall be determined by dividing the aggregate dividend payable with respect to the number of Performance Units in your account by the closing price of the Common Stock on the New York Stock Exchange on the dividend payment date. The additional Performance Units credited to your account are subject to all of the terms and conditions of this Performance Units award and the Plan and you shall forfeit your additional Performance Units in the event that you forfeit the Performance Units to which they relate.

Employment Termination
If your Employment terminates due to Retirement, disability, death, reduction in force, job restructuring or unit closing prior to the end of the Performance Cycle, you shall be entitled to a prorated number of the Performance Units earned for the Performance Cycle during which the Employment termination due to retirement, disability, death, reduction in force, job restructuring or unit closing occurred. The pro-rata vesting of Performance Units will be determined by multiplying the number of Performance Units earned under the Performance Matrix for the Performance Cycle in which your Employment terminates because of retirement, disability, death, reduction in force, job restructuring or unit closing by a fraction the numerator of which is the number of months from the first month of the year in the Performance Cycle in which your Employment termination occurs to the effective date of termination, inclusive, and the denominator of which is 12. Any Performance Units earned during any Performance Cycle that has been completed will be added to the pro-rata Performance Units earned under the calculation immediately above. Any Performance Units earned under this termination provision, shall be immediately vested and delivered in shares of Common Stock within 2½ months of the end of the Performance Cycle in which your Employment is terminated because of retirement, disability, death, reduction in force, job restructuring or unit closing if the termination occurs before the end of the Performance Cycle, or within 2½ months of the end of the Performance Cycle if the termination occurs after the end of the Performance Cycle. Any Performance Units which have not already vested or for which vesting is not accelerated will expire on such employment termination.

If you are a specified employee as defined under Section 409A of the Code and the related Treasury regulations thereunder, and you terminate employment as a result of Retirement, and the Performance Unit award is subject to Section 409A of the Code, your vested Performance Units shall be paid out in shares of Common Stock as soon as practicable following the earlier of (i) the date that is six months following the end of the Performance Cycle in which you terminate employment due to Retirement, or (ii) the date of the participant’s death. If the Performance Unit award is not subject to Section 409A of the Code, your vested Performance Units shall be distributed in shares of Common Stock within 2½ months following the end of the Performance Cycle in which you terminate employment due to Retirement. In either event, you shall not be allowed to defer the payment of shares of Common Stock to a later date.

If you are party to a Termination Pay Agreement, in the event of an involuntary separation from service without cause, or, if applicable, a voluntary separation from service for good reason (each as defined in the Termination Pay Agreement), any outstanding Performance Units will be treated in accordance with the terms of the underlying Termination Pay Agreement, subject to (a) the execution and delivery of a release in such form as may be required by the Company and (b) the expiration of the applicable revocation period for such release.

If an Employment Termination (as defined in the Plan) in connection with a Change in Control (as defined in the Plan) occurs prior to the end of a Performance Cycle, you shall be entitled to a prorated number of the Performance Units earned for the Performance Cycle. If the attainment of the Performance Measure for the Performance Cycle in which the Employment Termination occurs cannot be determined, the prorated portion, if any, of any PBRSUs earned will be determined based on the Performance Measure actually attained per the Company’s financial statements as of the end of the most relevant fiscal period coinciding with or next following the Employment Termination relative to the Performance Measure per the Company’s financial plan, as approved by the Board of Directors, as of the end of the same fiscal period to determine the percentage of “target” performance). This relative performance will be related to the payout percentage per the Payout Matrix. The pro-rata vesting of the PBRSUs will be determined by multiplying the number of PBRSUs earned in the Performance Cycle based on the relative performance per the Payout Matrix by a fraction the numerator of which is the number of months from the first month of the Performance Cycle to the Employment Termination, inclusive, and the denominator of which is 12. Any Performance Units earned during any Performance Cycle that has been completed will be added to the pro-rata Performance Units earned under the calculation immediately above. Any PBRSUs earned as a result of an Employment Termination will immediately vest and be payable in shares of Common Stock as provided under Award Payout, above. Any Performance Units which have not already vested or for which vesting is not prorated in connection with an Employment Termination will expire and be forfeited on your Employment Termination.

If your employment terminates for any reason other than retirement, disability, death, reduction in force, job restructuring, unit closing, Involuntary Separation from Service without Cause under a Termination Pay Agreement, or Employment Termination in connection with a Change in Control, you shall forfeit any unvested Performance Units at the time of such employment termination.

Recoupment
As provided in Section 12.19 of the Plan this Award is subject to any compensation recoupment policy adopted by the Board or the Committee prior to or after the effective date of the Plan, and as such policy may be amended from time to time after its adoption.

This Performance Units grant does not constitute an employment contract. It does not guarantee employment for the length of the vesting period or for any portion thereof.